Exhibit 99.2

NTS MORTGAGE INCOME FUND

UNAUDITED FINANCIAL STATEMENTS

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

AND FOR THE PERIODS ENDED

JUNE 30, 2011 and 2010

DATE OF ISSUANCE: OCTOBER 14, 2011

NTS MORTGAGE INCOME FUND

UNAUDITED FINANCIAL STATEMENTS

TABLE OF CONTENTS

CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS) AS OF JUNE 30, 2011 AND DECEMBER 31, 2010 (UNAUDITED)	1

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS) FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010 (UNAUDITED)	2

CONSOLIDATED STATEMENTS OF CASH FLOWS (LIQUIDATION BASIS) FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010 (UNAUDITED)	3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	4

NTS MORTGAGE INCOME FUND

Consolidated Statements of Net Assets in Liquidation

As of June 30, 2011 and December 31, 2010

Liquidation Basis

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS:
Real estate assets under development	$9,685,775	$9,331,365
Investment in unconsolidated affiliate	1,821,531	1,784,308

Total real estate and investments	11,507,306	11,115,673
Cash and equivalents	13,235	7,637
Cash and equivalents — restricted	310,696	644,472
Accounts receivable	30,285	31,175
Notes receivable	230,978	194,986
Other assets	92,676	198,248

Total assets	12,185,176	12,192,191

LIABILITIES AND NET ASSETS IN LIQUIDATION:
Mortgage payable	3,095,272	3,208,273
Notes payable due to affiliate	7,039,200	5,938,391
Accounts payable and accrued expenses	554,792	877,117
Accounts payable and accrued expenses due to affiliates	29,912	137,072
Other liabilities	97,246	86,246
Reserve for estimated costs during liquidation period	1,210,000	1,260,000

Total liabilities	12,026,422	11,507,099

COMMITMENTS AND CONTINGENCIES (NOTE 9)

NET ASSETS IN LIQUIDATION	$158,754	$685,092

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS MORTGAGE INCOME FUND

Consolidated Statements of Changes in Net Assets in Liquidation

For the Six Months Ended June 30, 2011 and 2010

Liquidation Basis

 (Unaudited)

	For the Six Months Ended
	June 30, 2011	June 30, 2010
Net assets in liquidation — beginning of period	$685,092	$1,042,277
Operating activities of real estate assets under development	(774,545)	(754,211)
Adjustments of real estate and other assets to net realizable value, net of liabilities	248,207	459,445

Net assets in liquidation — end of period	$158,754	$747,511

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS MORTGAGE INCOME FUND

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2011 and 2010

Liquidation Basis

(Unaudited)

	For the Six Months Ended
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Change in net assets in liquidation from:
Operating activities of real estate assets under development	$(774,545)	$(754,211)

Adjustments to reconcile to net cash used in operating activities:
Loss (income) from investment in unconsolidated affiliate	(735)	157,974
Changes in assets and liabilities:
Cash and equivalents - restricted	333,776	677,716
Accounts receivable	133,065	(1,292)
Notes receivable	4,971	4,778
Inventory	(274,586)	(422,926)
Accounts payable and accrued expenses	(322,291)	130,806
Other liabilities	11,000	17,695
Other assets	106,795	82,260

Net cash used in operating activities	(782,550)	(107,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to unconsolidated affiliate	(92,500)	(97,400)

Net cash used in investing activities	(92,500)	(97,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Accounts payable and accrued expenses due to affiliates	(107,160)	(48,481)
Proceeds from mortgage	—	511,284
Proceeds from notes payable due to affiliate	1,126,809	1,668,822
Payments on mortgage and notes payable	(113,001)	(1,193,841)
Payments on notes payable due to affiliate	(26,000)	(820,000)

Net cash provided by financing activities	880,648	117,784

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	5,598	(86,816)

CASH AND EQUIVALENTS, beginning of period	7,637	123,229

CASH AND EQUIVALENTS, end of period	$13,235	$36,413

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS MORTGAGE INCOME FUND

Notes to Consolidated Financial Statements

(Unaudited)

Note 1 - Organization and Significant Accounting Policies

A) Organization

NTS Mortgage Income Fund (the “Fund”), a Delaware corporation, was formed on September 26, 1988.  The Fund operated as a real estate investment trust under the Internal Revenue Code of 1986 (the “Code”), as amended, from its inception through December 31, 1996.  The Fund began operating as a “C” corporation under the Code for tax purposes effective January 1, 1997.  NTS Corporation (the “Sponsor”) is the sponsor of the Fund.  NTS Advisory Corporation (the “Advisor”) is the advisor to the Fund and NTS Residential Management Company and its successor under assignment, Residential Management Company, (“NTS Management”), are the managers of the Fund’s properties.  The Advisor and NTS Management are affiliates of and are under common control with NTS Corporation.  The terms “we,” “us” or “our,” as the context requires, may refer to the Fund or its interests in its properties and joint venture.

Our wholly-owned subsidiaries include NTS/Lake Forest II Residential Corporation (“NTS/LFII”) and NTS/Virginia Development Company (“NTS/VA”).

We are a finite life entity.  Our organizational documents require us to commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after the filing of our dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.  See Note 1 B — Plan of Liquidation for additional information.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $7.0 million of notes payable and $30,000 of accounts payable and accrued expenses currently deferred and owed, by us, to affiliates of the Sponsor.  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

Our subsidiary, NTS/LFII, is the owner and developer of the Lake Forest North single-family residential community located in Louisville, Kentucky.  Our development activities at this location are substantially complete.

Our subsidiary, NTS/VA, is the owner and developer of the Fawn Lake single-family residential community located near Fredericksburg, Virginia, and will continue to own and develop the Fawn Lake project to completion and orderly sale or liquidation.  Fawn Lake has amenities consisting of a 285-acre lake, clubhouse, pool, tennis courts and boat docks, as well as Fawn Lake Country Club, a private country club with a championship golf course (the “Country Club”). As of June 30, 2011, approximately 975 of 1,398 total lots have been developed and approximately 68% of the total projected lots to be developed have been sold.

We also own a 50% interest in the Orlando Lake Forest Joint Venture (the “Joint Venture”).  See Note 3 - Investment in Unconsolidated Affiliate for further information pertaining to the investment. Our residential development activities at this location are substantially complete.

B)           Plan of Liquidation

On December 10, 2008, the Board of Directors (the “Board”) of the Fund adopted the Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Plan”).  On December 31, 2008, we filed for a certificate of dissolution with the Secretary of State of the State of Delaware.  The plan contemplates the orderly completion of construction at our development properties and sale of each of the Fund’s remaining assets, the collection of all outstanding loans from third parties, the orderly discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves through estimation or a claims process, the distribution of all remaining cash to stockholders.

At this time, we anticipate the liquidation process will exceed the three year statutory liquidation period due to the status of the Fawn Lake Development.  It does not appear likely that the Fund will completely dispose of this asset by the end of 2011. Under Delaware law the Fund may seek to extend its liquidation period by petitioning the Delaware Chancery Court.  Alternatively, the Plan provides that at that time or any time the Board of Directors of the Fund deems it advisable, all remaining assets and liabilities could be transferred into a liquidating trust.  The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold, proceeds distributed, and the appropriate statutory periods have expired.

At June 30, 2011, the accompanying financial statements report the Fund’s net assets in liquidation aggregated $158,754, or $0.05 per share based upon 3,187,328 common shares outstanding.  This amount presents development projects at estimated net realizable value after giving effect to the discounting of estimated net proceeds therefrom.  All other assets are presented at estimated net realizable value on an undiscounted basis.  The amount also includes a reserve for future estimated general and administrative expenses and other costs during the liquidation.  Estimated net realizable value reflects economic changes and various other changed circumstances over recent months.  There can be no assurance that these estimated values will be realized.  Such amount should not be taken as an indication of the timing or amount of future distributions to be made by us.

The timing and amounts of interim liquidating distributions (if any) and final liquidating distributions will depend on the timing and amount of proceeds that we will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required.  Accordingly, there can be no assurance that there will be any liquidating distributions prior to a final liquidating distribution.

C)           Basis of Accounting

On December 31, 2008, the date of dissolution, the Fund adopted the liquidation basis of accounting.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  A Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting.  The valuation of assets at their net realizable values and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan and dissolution based on the assumptions set forth below.  The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded.  Such differences may be material.  In particular, the estimates of the Fund’s costs will vary with the length of time it operates.  In addition, the estimate of net assets in liquidation per share in the accompanying Statement of Net Assets in Liquidation, which except for projects under development, does not incorporate a present value discount.  Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation per share presented in the accompanying Statement of Net Assets in Liquidation.

D)           Valuation Assumptions and Net Assets in Liquidation

Under the liquidation basis of accounting, the carrying amounts of assets as of the date of dissolution, December 31, 2008, were adjusted to their estimated net realizable values and liabilities including the estimated costs associated with implementing the Plan were adjusted to estimated settlement amounts.  The following are the significant assumptions utilized by management in assessing the value of the assets and the expected settlement values of liabilities included in the Statement of Net Assets in Liquidation at June 30, 2011 and December 31, 2010.

Real estate assets under development are primarily reflected at net realizable value which is based upon our estimates for developing and selling out the respective NTS/VA project in the orderly course of business.  Sales prices are based upon contracts signed to date, estimated sales prices for the unsold lots and undeveloped land, appraisals and analysis provided by independent third parties.  Costs and expenses are based upon our estimates for the remaining life of the project and an orderly liquidation.  We have assumed that existing financing will remain in place during the respective projects’ planned development and sell out.

Cash, deposits and escrow accounts are presented at face value.  The remaining assets that we have determined to have a cash value are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any.  The assets that have been valued on this basis include receivables and an investment in unconsolidated affiliate.

Mortgage, notes payable, accounts payable, accrued expenses and other liabilities are stated at settlement amounts.

E)           Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, we are required to estimate and accrue the costs associated with implementing and completing the Plan.  These amounts can vary significantly due to, among other things, the timing and realized proceeds from lot sales, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of our operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods).  As a result, we have accrued the projected costs, including overhead and specific liquidation costs of salaries, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the estimated liquidation period required to complete the liquidation of our remaining assets.  These projections could change materially based on the timing of lot sales and development activity.   These accruals will be adjusted from time to time as projections and assumptions change or as a result of a claims process.

The following is a summary of the changes in our Reserve for Estimated Costs at June 30, 2011:

	(Unaudited)
	For the Six Months Ended June 30, 2011
	Balance at December 31, 2010	Adjustments and Payments, net	Balance at June 30, 2011

Payroll, benefits, and retention costs	$450,000	$25,000	$425,000
Professional fees	425,000	25,000	400,000
Other general and administrative costs	385,000	—	385,000

	$1,260,000	$50,000	$1,210,000

F)           Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the assets, liabilities, revenues and expenses of our wholly-owned subsidiaries.  Investments of 50% or less in affiliated companies are accounted for under the equity method.  All significant intercompany transactions and balances have been eliminated.

G)           Use of Estimates in the Preparation of Consolidated Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

We considered subsequent events through October 14, 2011, the date of issuance of this report.  Actual results could differ from those estimates.

H)          Revenue Recognition

We recognize revenue and related costs from lot sales using the accrual method in accordance with U.S. generally accepted accounting principles, which is when payment has been received, and title, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant activities after the sale.  We generally require a minimum down payment of at least 10% of the sales price of the lot.

I)               Advertising

We expense advertising costs as incurred, which are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the six months ended June 30, 2011 and 2010.  Advertising expense was approximately $10,000 and $33,000 during the six months ended June 30, 2011 and 2010.

J)              Environmental Remediation and Compliance

Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures.  Liabilities are recognized when they are probable and can be reasonably estimated.  Environmental compliance costs are expensed as incurred.  We are not aware of any environmental remediation or compliance liabilities that presently require accrual of a loss contingency.

K)           Statements of Cash Flows

For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three months or less when purchased that are readily convertible to cash.

Cash payments for interest, net of amounts capitalized, totaled approximately $180,000 and $109,000 during the six months ended June 30, 2011 and 2010, respectively.

L)            Segment Reporting

Our reportable operating segments include only one segment which is the development and sale of single-family residential lots.

M)        Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 Fair Value Measurements and Disclosures (“FASB ASC Topic 820”) requires companies to determine fair value based on the price that would be received to sell the asset or paid to transfer the liability to a market participant.  FASB ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement.

FASB ASC Topic 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The following table summarizes fair value measurements by level at June 30, 2011 and December 31, 2010 for assets and liabilities measured at fair value on a recurring basis:

	(Unaudited)
	Fair Value Measurements as of June 30, 2011 Using
Description	Level 1	Level 2	Level 3	Total
Assets:
Cash and equivalents	$13,235	$—	$—	$13,235
Cash and equivalents - restricted	310,696	—	—	310,696
Accounts and notes receivable	—	261,263	—	261,263
Real estate assets under development	—	—	9,685,775	9,685,775
Investment in unconsolidated affiliate	—	—	1,821,531	1,821,531
Total	$323,931	$261,263	$11,507,306	$12,092,500

Liabilities:
Mortgage payable	$—	$3,095,272	$—	$3,095,272
Notes payable to affiliates	—	7,039,200	—	7,039,200
Total	$—	$10,134,472	$—	$10,134,472

	(Unaudited)
	Fair Value Measurements as of December 31, 2010 Using
Description	Level 1	Level 2	Level 3	Total
Assets:
Cash and equivalents	$7,637	$—	$—	$7,637
Cash and equivalents - restricted	644,472	—	—	644,472
Accounts and notes receivable	—	226,161	—	226,161
Real estate assets under development	—	—	9,331,365	9,331,365
Investment in unconsolidated affiliate	—	—	1,784,308	1,784,308
Total	$652,109	$226,161	$11,115,673	$11,993,943

Liabilities:
Mortgage payable	$—	$3,208,273	$—	$3,208,273
Notes payable to affiliates	—	5,938,391	—	5,938,391
Total	$—	$9,146,664	$—	$9,146,664

Certain financial assets and liabilities are recorded at estimated net realizable value or “fair value” and will continue to be recorded as such on a recurring basis. The following describes each of our financial assets and liabilities and the inputs included in the calculation of fair value:  Level 1 inputs: Cash and equivalents and cash equivalents - restricted are comprised of either bank deposits or amounts invested in money market funds, the fair value of which is based on quoted market prices. Level 2 inputs: Accounts and notes receivable are comprised of amounts due the company from various parties. Fair value is measured by discounting the cash flows expected from these receivables at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  The fair values of the Company’s mortgage and notes payable are measured by discounting the cash flows expected to be paid at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  Level 3 inputs: The fair values of real estate assets under development are based on valuations prepared by management incorporating appraisals provided by independent third-parties.  The valuations are based upon discounted cash flows and assumptions made during the valuation process and include estimates of discount rates and future cash flows.  The fair value of the investment in unconsolidated affiliate is based on our appraisal of the underlying property.  The fair value of country club memberships owned by the Fund were based on a third party appraisal.  All other assets and liabilities are carried at historical cost, which approximates fair value, due to the short-term nature of these items.

Note 2 - Affiliations

We have no employees.  All personnel rendering services to the Fund are employees of companies affiliated with NTS Development Company, a subsidiary of the Sponsor.

The Fund operates under the direction of its Board of Directors who have retained NTS Management to be the sole and exclusive agent of the Fund for day-to-day control and management of the business of the Fund’s subsidiaries.  This includes (a) the continued operation of NTS/LFII and NTS/VA, (b) the operations of the Fawn Lake Country Club through November, 2010, (c) the operations of the Fawn Lake Community Association and (d) the provision and/or sale of ancillary goods and services as selected by NTS Management with respect to any of the foregoing.  The Management Agreements terminated on December 31, 2008.  See Note 6 — Related Party Transactions for further discussion of the Management Agreements.  NTS Management is an affiliate of and under common control with the Fund’s Sponsor.  The Chairman of the Board of Directors of the Fund is also the majority stockholder of the Sponsor and is a majority stockholder of the managing general partner in the Joint Venture of which the Fund is a 50% joint venture partner.  The Advisor and NTS Management are affiliates of and are under common control with the Sponsor.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which were terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior Management Agreements.

Note 3 - Investment in Unconsolidated Affiliate

Effective August 16, 1997, we became a partner in the Joint Venture.  The other partners in the Joint Venture are Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are affiliates of and are under common control with the Fund’s Sponsor.  The Joint Venture will continue to operate under its current legal name as the Orlando Lake Forest Joint Venture.

We contributed to the Joint Venture as a capital contribution its interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the Joint Venture.  The NTS entities named above hold cumulatively the remaining 50% interest in the Joint Venture.

The Joint Venture developed the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land.  Our development activities at this location are substantially complete.  As of June 30, 2011, the Joint Venture owns an 11-acre tract of commercial land.

On June 30, 2011 and December 31, 2010 we adjusted our investment balance to its net realizable value of approximately $1,822,000 and $1,784,000, respectively, consistent with the liquidation basis of accounting.

Note 4 - Mortgage Payable

Mortgage and notes payable consist of the following:

	(Unaudited)
	June 30, 2011	December 31, 2010
	(Liquidation Basis)	(Liquidation Basis)
Mortgage loan payable to a bank in the original amount of $7,352,000, bearing interest at the greater of variable rate based on LIBOR one-month rate plus 4.0%, currently 4.35%, or fixed interest at 6%, with a revolving principal balance and interest payable monthly, due November 30, 2011, secured by undeveloped land at NTS/VA, and an 11-acre commercial tract	$3,095,272	$3,208,273

Our mortgage loan payable is secured by our inventory consisting of the undeveloped land at the NTS/VA project with a liquidation basis value of approximately $8.9 million; and a mortgage on the Orlando Lake Forest Joint Venture 11-acre commercial tract.  This loan, as amended, is guaranteed by us and by NTS Guaranty Corporation.

We incurred approximately $176,000 and $109,000 of interest during the six months ended June 30, 2011 and 2010, respectively.

We intend to pursue renewing or refinancing our mortgage loan payable to a bank.  There can be no assurance that we will be successful in doing so.

Note 5 - Notes Payable Due to Affiliate

Notes payable due to an affiliate consist of the following:

	(Unaudited)
	June 30, 2011	December 31, 2010
Notes payable due to an affiliate, NTS Financial Partnership, principal bearing interest at 5.34%, currently 2.07%, with a revolving balance and interest payable monthly, due September 30, 2011	$817,764	$52,425

Notes payable due to an affiliate, NTS Development Company, bearing interest at 5.34%, with a revolving principal balance and interest payable monthly, due September 30, 2011	969,618	855,493

Notes payable due to an affiliate, Residential Management Company, bearing interest at 5.34%, with a revolving principal balance and interest payable monthly, due September 30, 2011	5,251,818	5,030,473

	$7,039,200	$5,938,391

We anticipate renewing or refinancing our notes payable due to affiliates coming due within the next three months.  There can be no assurance that we will be successful in doing so.

Note 6 - Related Party Transactions

Cedar Creek Virginia, LLC is a joint venture engaged in the construction of homes in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Cedar Creek Virginia, LLC. We are not a member of Cedar Creek Virginia, LLC.

Fawn Lake Sales Center, LLC is a joint venture engaged in the construction and ownership of a sales office building located in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin, and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Fawn Lake Sales Center, LLC.  We are not a member of Fawn Lake Sales Center, LLC.  NTS/VA leases the sales office building from Fawn Lake Sales Center, LLC.  See the following table under Management Agreements for the approximate rent paid pursuant to this lease.

As of June 30, 2011, the Sponsor or an affiliate owned 754,294 shares of the Fund which is approximately 23.7% of the outstanding shares.  The Fund has entered into the following agreements with various affiliates of the Sponsor regarding the ongoing operation of the Fund.

Management Agreements

The ongoing operation and management of the Lake Forest North and Fawn Lake projects will be conducted by NTS Management under the terms of the Services Agreement with Residential.  The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements.

Prior to the Services Agreement the operation and management of the Fund’s properties were conducted by affiliates of NTS Development Corporation under the terms of (i) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/LFII and NTS Management for the Lake Forest North project, and (ii) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/VA and NTS Management for the Fawn Lake project (collectively, the “Management Agreements”).  The Management Agreements were effective through December 31, 2008.  Under the Services Agreement, NTS Management is entitled to reimbursement for certain costs incurred in the operation of the Fund.

These expense reimbursements include direct and prorated costs incurred in the management and operation of NTS/LFII and NTS/VA.  These reimbursements include management, accounting, professional, engineering development, marketing and office personnel employment costs incurred by NTS Management and/or certain affiliates as well as various non-payroll related operating expenses.  Employment costs are for those individuals rendering services at the residential projects, some of whom are full-time and on site, and others who are not on site or have multiple residential project responsibilities.  For services provided by individuals not on site or with multiple residential project responsibilities, costs are prorated by NTS Management and allocated to the appropriate residential project in accordance with the Services Agreement.  As permitted by the Management Agreements, we were charged the following approximate amounts for the six months ended June 30, 2011 and 2010.  These amounts are included in operating activities of real estate assets under development in the accompanying statements of changes in net assets in liquidation.

	(Unaudited)
	Six Months Ended June 30,
	2011	2010
Personnel Related Costs
Financing and accounting	$88,000	$122,000
Data processing	4,000	5,000
Human resources	3,000	5,000
Executive and administrative services	85,000	71,000
Sales and marketing	1,000	(24,000)
Construction management	—	5,000
Legal	17,000	22,000

Total personnel related costs	$198,000	$206,000

Rent	41,000	40,000
Total expense reimbursements	$239,000	$246,000

Overhead recovery	19,000	54,000
Total selling, general and administrative - affiliates	$258,000	$300,000
Total Country Club	—	739,000
Total related party	$258,000	$1,039,000

NTS Management is entitled to an overhead recovery, which is a reimbursement for overhead expenses attributable to the employees and the efforts of NTS Management under the Services Agreement, in an amount equal to 3.75% of the projects’ gross cash receipts, as defined in the Services Agreement.  Overhead recovery for the six months ended June 30, 2011 and 2010, was approximately $19,000 and $54,000, respectively.  These amounts are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the six months ended June 30, 2011 and 2010.

The Management Agreements also call for NTS Management to potentially receive an incentive payment, as defined in the Management Agreements, equal to 10% of the net cash flows of the projects.  The incentive payment will not begin accruing until after the cumulative cash flows of NTS/LFII, NTS/VA and the Fund’s share of the cash flow of the Joint Venture would have been sufficient to enable us to have returned to the then existing stockholders of the Fund an amount which, after adding thereto all other payments actually remitted or distributed to such stockholders of the Fund, is at least equal to the stockholders’ original capital contribution.  As of June 30, 2011, we had raised approximately $63,690,000 and had paid distributions of approximately $23,141,000.  As of June 30, 2010, no amount had been accrued as an incentive payment in our consolidated financial statements.

On July 1, 2005, NTS Residential Management Company assigned its responsibilities and right to receive certain payments (for items accrued after July 1, 2005) under the Management Agreements to Residential Management Company.  The assignment does not relieve NTS Residential Management Company from its rights or duties and obligations to perform its responsibilities under the Management Agreements.  Residential Management Company is owned by our Chairman, Mr. J.D. Nichols, and our President, Mr. Brian F. Lavin.  NTS Corporation owns NTS Residential Management Company with a similar ownership and control structure.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which was terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as the prior Management Agreements.

Accounts Payable and Accrued Expenses - Affiliates

As of June 30, 2011 and December 31, 2010, we owed approximately $30,000 and $137,000, respectively, to NTS Management, NTS Development and its affiliates for personnel cost and overhead reimbursements included in accounts payable and accrued expenses - affiliates.

NTS has agreed to defer, through December 31, 2011, amounts owed to them by us as of September 15, 2011 and those amounts accruing from September 15, 2011 through December 31, 2011, other than as permitted by our cash flows.  There can be no assurances that NTS will continue to defer amounts due to them past December 31, 2011.

Note 7 - Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequence of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the Fund’s book and tax basis of assets and liabilities and tax carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The principal tax carry forwards and temporary differences giving rise to our deferred taxes consist of tax net operating loss carry forwards, valuation allowances and differences in inventory basis for book and tax.  Our deferred tax assets and liabilities as of December 31 2010 and 2009 are as follows:

	(Unaudited)
	December 31, 2010 (Liquidation Basis)	December 31, 2009 (Liquidation Basis)
Deferred tax assets/liabilities
Net operating loss carry forwards	$12,470,000	$12,553,000
Inventory	7,667,000	6,379,000
Fixed assets	—	991,000
Other	6,000	40,000

Deferred tax assets	20,143,000	19,963,000

Liquidation and other assets	(1,466,000)	(1,091,000)

Deferred tax liabilities	(1,466,000)	(1,091,000)

Valuation allowance	(18,677,000)	(18,872,000)

Total deferred tax assets/liabilities	$—	$—

A valuation allowance is provided when the probability that the deferred tax asset to be realized does not meet the criteria as defined in FASB ASC Topic 740 Income Taxes (“FASB ASC Topic 740.  The Fund has determined, based on its history of operating losses and its expectations for the future, that it is more likely than not that the net deferred tax assets on December 31, 2010 and 2009, will not be realized.  As of December 31, 2010, we have a federal net operating loss carry forward of approximately $32,500,000 expiring during various years beginning in 2018 and ending in 2029.  Our federal income tax returns for 2006, 2007 and 2008 are open to examination.

A reconciliation of the statutory rate to the effective rate of the Fund for the years ended December 31 is as follows:

	(Unaudited)
	December 31, 2010	December 31, 2009
Tax (benefit) provision using statutory rate	$51,000	(304,000)
(Decrease) increase in valuation allowance	(51,000)	304,000
Other	—
Credits	—	—

Income tax expense	$—	—

Substantially all of the difference between the tax (benefit) provision calculated at the statutory rate and the tax expense recorded on the accompanying statements of operations is due to the change of the valuation allowance on previously recorded deferred tax assets.

There were no unrecognized tax benefits, therefore we have not included a reconciliation of the beginning and ending balance of our unrecognized tax benefits from January 1, 2007, the date on which we adopted FASB ASC Topic 740.  We recognize interest accrued and penalties related to unrecognized tax benefits as a part of income tax expense.

Note 8 - Commitments and Contingencies

Dissolution and Liquidation

We are a finite life entity. Our organizational documents require us to dissolve and commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $7.0 million of notes payable and $30,000 of accounts payable and accrued expenses currently deferred and owed to affiliates of the Sponsor.  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that when we complete our liquidation, the aggregate distributions made to stockholders from all sources during our existence will be at least equal to the original capital contributions attributable to our then outstanding shares. As of June 30, 2011, the original capital contributions attributable to our outstanding shares were $63,690,000, and we had paid aggregate distributions of approximately $23,141,000. As discussed further below, based on our most recent analysis, which includes all of the Guarantor’s assets, the amount projected to be distributed to our stockholders at the completion of our liquidation will not be sufficient to return an amount equal to their original capital contributions.

	(Unaudited)
	Common Stock Shares	Common Stock Amount	Original Capital Contributions	Distributions	Total
Issuance of Common Stock	3,187,333	$3,187	$63,687,041	$—	$63,690,228
Dividends declared	—	—	—	(23,140,663)	(23,140,663)

Balances on June 30, 2011	3,187,333	$3,187	$63,687,041	$(23,140,663)	$40,549,565

The liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor’s sole asset is a $10.0 million demand promissory note from Mr. J.D. Nichols personally.  Mr. Nichols is the Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty.  The Guarantor has also guaranteed our mortgage loan payable to a bank, as amended on August 18, 2009, December 23, 2009, September 1, 2010 and April 1, 2011, and the Section 21A Loan we entered into on August 18, 2009.  The Guarantor may in the future guarantee obligations of other third parties, including guaranties of obligations owed by our affiliates to other entities.

In connection with our ongoing review of the status of our properties and progress to liquidation, we estimate the total distributions anticipated to be issued to our stockholders through the completion of our liquidation. As part of the most recent review process, we incorporated appraisals and analysis provided by independent third-parties.  The downturn in the United States residential real estate market in general, and, in particular, in the Washington, D.C. market, have negatively impacted our estimates of the likely net profits to be generated from our assets by the completion of the liquidation.  Based on our most recent analysis, we currently anticipate that after payment of all liabilities, the proceeds from future property sales, liquidation of other assets and a $10.0 million payment from the Guarantor will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance. The current estimate, however, reflects a substantial shortfall, which, at this time, we anticipate is unlikely to be recovered prior to the issuance of final liquidating distributions.

On December 23, 2009, September 1, 2010 and April 1, 2011 we entered into agreements amending our Section 21A loan. As a condition of the amendments, NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable and the Section 21A loan as amended. In the event this guaranty is called upon to repay all or a portion of these loans, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Should current economic conditions, particularly in the Washington, D.C. market, continue or worsen, adjustments to net realizable value against our assets at our Fawn Lake Development may be necessary. Such adjustments to net realizable value, if necessary, may reflect reduced estimates of the amount of final liquidating distributions to our stockholders.

Other conditions may arise impacting our ability to complete a timely and orderly liquidation, thereby reducing the potential maximum value of our assets. This, in turn, could reduce our earnings and thereby liquidating distributions to our stockholders.

Litigation

We, as an owner of real estate, are subject to various environmental laws of federal, state and local governments. Compliance by us with existing laws has not had a material adverse effect on our financial condition and results of operations. However, we cannot predict the impact of new or changed laws or regulations on our current properties or on properties that it may acquire in the future.

Except as described below, we do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance and none of which is expected to have a material adverse effect on our consolidated financial statements. We believe we have adequate insurance.

The only remaining asset of the Fund in Florida is its 50% interest in the Joint Venture, which owns 11 acres of land located at the front of the Orlando Lake Forest development which was originally zoned for commercial development.  Approval was received changing the zoning of this land permitting multifamily use.  The Lake Forest Homeowners Association (“HOA”) unsuccessfully opposed the zoning change.  The HOA, however, has filed a lawsuit in the Circuit Court of Seminole County, Florida in an attempt to circumvent the zoning decision or delay development of the land.  The Fund believes that the HOA’s lawsuit is baseless and without merit, and will continue to vigorously oppose this lawsuit.  A hearing on the Joint Ventures Motion for Summary Judgment is set for December 2011 and trial in the matter is set for February 2012.  It is not possible to predict the outcome of this litigation at this time, but if determined adversely against the Fund’s interests, it could have a material, negative impact on the Fund’s net assets in liquidation and on any potential liquidating distributions.

Contingencies

NTS/LFII and NTS/VA have various certificates of deposit, bonds and letters of credits outstanding to governmental agencies and utility companies.  The primary purpose of these documents is to ensure that the work at the developments is completed in accordance with the construction plans as approved by the appropriate governmental agency or utility company.

Note 9 - Guaranties to the Fund

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that, at the time that we are liquidated and dissolved, the total distributions we have made to stockholders from all sources during our existence are at least equal to the original capital contributions attributable to our then outstanding shares which were $63,690,000. As of June 30, 2011, we had paid distributions of approximately $23,141,000.

Any liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor holds a $10.0 million demand note receivable from Mr. J.D. Nichols, Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty. The Guarantor may in the future guarantee obligations of other third parties including guaranties of obligations owed by our affiliates to other entities.

Based on our most recent analysis, the entire assets of the Guarantor will be called upon to fulfill the capital return guaranty. Even with a $10.0 million payment from the Guarantor, current estimates indicate that final liquidating distributions will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance.

On August 18, 2009 and December 23, 2009, our mortgage loan was amended. As a condition of the amendments, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to the bank entering into the Section 21A Loan (which was further amended on December 23, 2009), we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.